November 22, 2017
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Western Asset Pennsylvania Municipals Fund, Western Asset Intermediate-Term Municipals Fund, Western Asset New York Municipals Fund, and Western Asset New Jersey Municipals Fund, each a series of Legg Mason Partners Income Trust (File No. 811-04254) (the "Funds") and, under the date of May 19, 2017, we reported on the financial statements of the Funds as of and for the year ended March 31, 2017. On August 14, 2017 we resigned at the request of the Funds. We have read the Funds' statements included under
Item 77K of their Form N-SAR dated November 22, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Funds' statement that the change was approved by the Board of Trustees and we are not in a position to agree or disagree with the Funds' statement that PricewaterhouseCoopers LLP were not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Funds' financial statements.
Very truly yours,
/s/ KPMG LLP


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